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                                                                   EXHIBIT 99(a)

[CMS ENERGY LOGO]                                               NEWS RELEASE


                        CMS ENERGY REACHES SEC SETTLEMENT
                            WITHOUT FINANCIAL PENALTY

         JACKSON, Mich., March 17, 2004 -- CMS Energy (NYSE: CMS) announced today that it has reached a settlement agreement with the U.S. Securities and Exchange Commission (SEC) on a previously disclosed matter regarding round-trip energy trades by a subsidiary, CMS Marketing, Services and Trading (MST).

         The SEC issued today a cease-and-desist order settling an administrative action against CMS Energy. In the settlement, the Company neither admits nor denies the findings in the SEC's order. The order doesn't assess a fine.

         The settlement resolves the SEC's action against CMS Energy and CMS MST. The Company has cooperated with the SEC and with other appropriate federal agencies.

         CMS Energy disclosed in May 2002 that certain employees of CMS MST, then based in Houston, Texas, had engaged in round-trip energy trades to raise the subsidiary's profile as an energy marketer with the goal of enhancing its ability to market its services.

         The Company has restated its financial reports for 2000 and 2001 to eliminate all revenues and expenses from the round-trip trades. The SEC settlement won't require any further adjustments to the Company's financial statements.

         In a news release issued today, the SEC said it has filed an action against three individuals relating to round-trip trading by CMS MST. In accordance with its policies, CMS Energy will make no comment about that action or the individuals.

         CMS Energy has exited the wholesale energy trading business, closed its Houston office, and phased out most of the remaining CMS MST operations.

         CMS Energy is an integrated energy company, which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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For more information on CMS Energy, please visit our web site at:
www.cmsenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590